BY-LAWS OF

THE PENN INSURANCE AND ANNUITY COMPANY

As amended through

July 9, 1999

BY-LAWS OF

THE PENN INSURANCE AND ANNUITY COMPANY

ARTICLE I

SHAREHOLDERS

1.1	Meetings.

(a) Place. Meetings of the Shareholders shall be held at such place within or without the State of Delaware, as may be designated by the Board of Directors.

(b) Annual Meeting. An annual meeting of the corporation shall be held at such time, date and place as the Board of Directors shall determine.

(c) Special Meetings. Special meetings of the shareholders may be called at any time by the President, or the Board of Directors, or the holders of at least one-fifth of the outstanding shares of stock of the Company entitled to vote at the meeting.

(d) Notice. Written notice of the time and place of all meetings of Shareholders and of the general nature of the business to be transacted at each special meeting of Shareholders shall be given to each Shareholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

(e) Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If a quorum is not present no business shall be transacted except to adjourn to a future time.

(f) Participation. One or more Shareholders may participate in a Shareholders’ meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

(g) Voting Rights. Except as otherwise provided herein, or in the articles of incorporation, or by law, every Shareholder shall have the right at every Shareholders’ meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every Shareholder may vote either in person or by proxy.

1.2 Financial Statements. Financial statements need not be sent to Shareholders.

ARTICLE II

DIRECTORS

2.1 Election of Directors. Subject to the provisions of applicable law, at its Annual Meeting of the Stockholders of The Penn Insurance and Annuity Company, the stockholders or their designees shall elect a Board of Directors to serve until the next Annual Meeting and until their successors shall be elected and qualified.

2.2 Number and Term. Subject to the provisions of applicable law, the Board of Directors shall have authority to (i) determine the number of Directors to constitute the Board, and (ii) fix the terms of office of the Directors and classify the Directors in respect to the time for which they shall severally hold office. Except as otherwise fixed by the Board of Directors under the authority given above, each Director elected to the Board, unless he sooner resigns or is removed or disqualified, shall hold office until the next annual meeting of the Shareholders.

2.3 Powers. The business of the Company shall be managed by the Board of Directors which shall have all powers conferred by law and these by-laws, including the power to regulate the internal affairs and business of the Company in such manner as the Board may determine.

2.4 Meetings.

(a) Place. Meetings of the Board of Directors shall be held at such place as may be designated by the Board or in the notice of the meeting.

(b) Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the board may designate by resolution. Notice of regular meetings need not be given.

(c) Special Meetings. Special meetings of the Board of Directors may be called at any time by the President and shall be called by him upon the written request of one-third of the Directors. Notice (which need not be written) of the time and place of each special meeting shall be given to each Director at least two days before the meeting.

(d) Quorum. A majority of all the Directors in office shall constitute a quorum for the transaction of business at any meeting and, except as otherwise provided herein, the acts of a majority of the Directors present at any meeting at which a quorum is present shall be the acts of the Board of Directors.

(e) Participation. One or more Directors may participate in a meeting of the Board or a committee of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.5 Vacancies. Vacancies in the Board of Directors shall be filled by vote of a majority of the remaining members of the board though less than a quorum.

2.6 Committees. The Board of Directors may by resolution adopted by a majority of the whole Board designate one or more committees, each committee to consist of two or more Directors and such alternate members (also Directors) as may be designated by the Board. Any such committee, to the extent provided in such resolution, shall have and exercise the authority of the Board of Directors in the management of the business and affairs of the Company. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member.

ARTICLE III

OFFICERS. AGENTS AND EMPLOYEES

3.1 Election of Officers. At its first meeting after each annual meeting of the Shareholders, the Board of Directors shall elect a President, Treasurer, and a Secretary. At any time and in their discretion, the Board of Directors may elect or appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers and such other Officers as the Board of Directors may determine for the proper conduct of the business of the Company. Except in the case of the President, any person may hold more than one of the foregoing offices.

3.2 Terms. Unless otherwise specified by the Board of Directors in any particular election or appointment, each Officer shall hold office and be removable at the pleasure of the Board of Directors.

3.3 Vacancies. Vacancies in any office may be filled by the Board of Directors for the balance of the Officer’s unexpired Term, or if permitted by law, the Directors may transfer the duties of such Officer to another Officer or Officers until the next following annual election of Officers.

3.4 Authority, Duties and Compensation of Officers. The Officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board of Directors. Except as otherwise provided by Board resolution (i) the President shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and Shareholders, (ii) the other Officers shall have the duties usually related to their offices, and (iii) the Vice President, or Vice Presidents in the order determined by the board, shall in the absence of the President have the authority and perform the duties of the President.

3.5 Agents and Employees. The President or any Officer of the Company upon authorization by the Board of Directors may appoint or employ such agents and employees as shall be considered necessary for the proper conduct of the business of the Company, and may fix their compensation and conditions of employment subject to removal by the appointing or employing person.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding either civil, criminal, administrative or investigative by reason of the fact that he is or was a Director, Officer or employee of the Company or is or was serving at the request of the Company as a director, officer or employee of another enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not otherwise indemnified and the power to do so has been or may be granted by statute. For this purpose the Board of Directors may, and on request of any such person shall be required to, determine in each case whether or not the applicable standards in any such statute have been met; or such determination shall be made by independent legal counsel, if the Board so directs or if the Board is not empowered by statute to make such determination.

4.2 Indemnification Not Exclusive. The foregoing indemnification shall not be deemed exclusive of any other right to which one indemnified may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.3 Insurance and Other Indemnification. The Board of Directors shall have the power to (i) purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has been or may be granted by statute, and (ii) give other indemnification to the extent permitted by law.

ARTICLE V

SHARE CERTIFICATES

5.1 Share Certificates. Every Shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company.

Where a certificate is signed by a transfer agent or registrar the signature of any corporate Officer may be a facsimile.

5.2 Registrar and Transfer Agent. The Company may but until required by law need not, employ a registrar, transfer agent, or both for its shares with such duties and for such compensation as may be determined by the President and approved by the Board of Directors.

5.3 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the Company upon production by the registered holder of such shares, or by duly authorized attorney, of satisfactory evidence of the legality of the transfer, payment of all taxes payable in connection with such transfer, and surrender of the certificate for the shares to be transferred.

5.4 Record Dates. The Board of Directors may fix in advance, as permitted by law, dates as of which there shall be determined from the records of the Company the Shareholders entitled to vote at any meeting, to receive payments of any dividends, to receive any allotments of rights in connection with the Company’s shares or to exercise any other rights of Shareholders.

5.5 Lost Certificates. Upon application of the registered owner of a share certificate, or of the duly authorized attorney, accompanied by a proof of its loss or destruction and by an agreement secured by the bond of a corporate surety to indemnify the Company, its registrar and transfer agent, if any, against any damage arising out of the alleged loss or the issuance to the Shareholder of a new certificate for such shares in the name of the registered owner, such new certificate shall be issued if any Vice President and another Officer of the Company shall be satisfied as to the sufficiency of the proof of loss or destruction and as to the adequacy of such bond or indemnity and shall so certify in writing for the records of the Company and of its registrar and transfer agent, if any.

ARTICLE VI

GENERAL PROVISIONS

6.1 Execution of Documents. The President, any Vice President, Secretary, or any other officer designated by the Board of Directors shall each have the power on behalf of the Company to execute:

(a) Contracts for the sale of land, deeds, leases, documents necessary to accomplish the purchase, renewal, assignment, transfer or sale of notes, bonds, mortgages, deeds of trust, loan deeds, ground rents, stocks, or any other assets or property whatsoever and proxies for voting stock held in the name of the Company;

(b) Releases, partial releases, deeds to extinguish ground rents, covenants of exoneration, consents to releases, satisfaction pieces and agreements;

(c) Powers of attorney to appoint, where necessary or convenient, a substitute, deputy or attorney in special cases to execute any of the documents heretofore mentioned in this article; and

(d) All other instruments related to the transaction and management of the Company’s affairs.

The Secretary, any Assistant Secretary, Treasurer, any Assistant Treasurer and any officer designated by the Board of Directors shall have power to attest such execution and to affix the Company’s corporate seal to any such instrument when required. Officers who execute or attest instruments as provided herein are authorized to acknowledge such execution on behalf of the Company.

6.2 Policy Contracts. Policy contracts issued by the Company shall be subscribed with the manual or facsimile signature of the President, or such other officer as may be designated by the Board of Directors and shall be attested by the manual or facsimile signature of the Secretary or such other officer as may be designated by the Board of Directors.

6.3 Facsimile Signatures of Deceased or Retired Officers. In the case of the death or retirement from office of any officer whose facsimile signature is authorized to be used in connection with policy forms, checks, receipts or other instruments executed by the Company, such policies, checks, receipts or other instruments may nevertheless be issued during a period not to exceed six months thereafter bearing the facsimile signature of such officer.

6.4 Secretary. In addition to the duties customarily attributed to his office the Secretary shall deliver to the Secretary of The Penn Mutual Life Insurance Company a certified copy of the minutes of each meeting of Shareholders and of each meeting of the board of Directors within 30 days following the date of each respective meeting.

6.5 Treasurer. In addition to the duties customarily attributed to his office the Treasurer shall deliver to the Secretary of The Penn Mutual Life Insurance Company a certified copy of all financial statements within 30 days following the date of preparation of each financial statement.

6.6 Company Books and Records. The books and records of the Company shall be available for inspection at any time by any duly authorized representative of The Penn Mutual Life Insurance Company.

6.7 Contributions. The Board of Directors shall have the authority from time to time to make such contributions as the Directors in their discretion shall determine for such public and charitable purposes which are authorized under the laws of the State of Delaware.

6.8 Depositories. The money and securities of the Company shall be kept safe in such manner and in such places as the Board of Directors may approve.

6.9 Waiver of Notice. Any Shareholder or Director by properly executed writing may waive any notice required by these by-laws.

6.10 Fiscal year. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.

ARTICLE VII

AMENDMENTS

These by-laws may be amended at any regular or special meeting of the Board of Directors by the vote of a majority of all the Directors in office or at any annual or special meeting of Shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of Shareholders shall set forth the proposed change or a summary thereof.